Exhibit 10.a

EXECUTION

EMPLOYMENT AGREEMENT

     EMPLOYMENT AGREEMENT (this “Agreement”) dated as of September 1, 2004 among Bay View Capital Corporation, a Delaware corporation having its principal place of business at 1840 Gateway Drive, San Mateo, CA 94404 (“BVCC”), Bay View Acceptance Corporation, a Nevada corporation having its principal place of business at 818 Oak Park Road, Covina, CA 91724 (“BVAC”), and P.K. Chatterjee, an individual residing at 25 Falling Oaks Trail, Austin, Texas 78738 (the “Executive”).

WITNESSETH:

     WHEREAS, BVAC is a wholly owned subsidiary of BVCC;

     WHEREAS, BVCC and BVAC (collectively, the “Employers”) desire to employ the Executive, and the Executive desires to be employed by the Employers, all in accordance with the terms and subject to the conditions set forth herein; and

     WHEREAS, the parties are entering into this Agreement to set forth and confirm their respective rights and obligations with respect to the Executive’s employment by the Employers;

     NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto, intending to be legally bound hereby, mutually agree as follows:

     1.      Employment and Term.

           (a)      Effective on September 7, 2004 (the “Effective Date”), (i) BVCC shall employ the Executive, and the Executive shall be employed by BVCC, as the Executive Vice President and Director of Retail Operations of BVCC and (ii) BVAC shall employ the Executive, and the Executive shall be employed by BVAC, as the President and Chief Executive Officer of BVAC (with all such positions described in clauses (i) and (ii) hereof being collectively referred to herein as the “Position”), in accordance with the terms and subject to the conditions set forth herein for a term (the “Term”) that shall commence on the Effective Date and, subject to paragraphs 1(b), 1(c), 1(d) and 1(e), shall continue for a period of three years. BVCC and BVAC shall be jointly and severally liable to the Executive with respect to (i) all liabilities of BVAC to the Executive hereunder and (ii) all liabilities of BVCC to the Executive hereunder; provided, however, that BVCC shall not be responsible for any liability of BVAC to the Executive to the extent that such liability has been discharged by BVAC, and BVAC shall not be responsible for any liability of BVCC to the Executive to the extent that such liability has been discharged by BVCC. Promptly following the Effective Date, BVAC agrees to elect the Executive as a member of its Board of Directors.

           (b)      Unless written notice in accordance with this paragraph 1 terminating the automatic extension of the term of the Executive’s employment hereunder is given by either of the Employers or the Executive, on each day this Agreement is in effect, the Term shall be automatically extended for one additional day so that at all times this Agreement shall have a then current three-year Term. Unless otherwise provided herein or agreed by the parties hereto, all of the terms and conditions of this Agreement shall continue in full force and effect throughout the Term and, with respect to those terms and conditions that apply after the Term, after the Term.

           (c)      Notwithstanding paragraph 1(b), the Employers, by action of their Boards of Directors (the “Boards”) and effective as specified in a written notice thereof to the Executive in accordance with the terms hereof, shall have the right to terminate the Executive’s employment hereunder at any time during the Term hereof for Cause (as defined herein) or other than for Cause or on account of the Executive’s death or Permanent Disability (as defined herein), subject to the provisions of this paragraph 1.

                     (i)      “Cause” shall mean (A) the Executive’s willful and continued failure substantially to perform his material duties with the Employers as set forth in this Agreement, or the commission by the Executive of any activities constituting a violation or breach under any material federal, state or local law or regulation applicable to the activities of BVAC or BVCC, in each case, after notice thereof from the Employers to the Executive and a reasonable opportunity for the Executive to cease such failure, breach or violation in all material respects, (B) fraud, breach of fiduciary duty, dishonesty, misappropriation or other intentional material damage to the property or business of BVAC or BVCC by the Executive, (C) the Executive’s repeated absences other than for physical or mental impairment or illness, (D) the Executive’s admission or conviction of, or plea of nolo contendere to, any felony or any other crime that, in the reasonable judgment of the Boards, adversely affects BVAC’s or BVCC’s reputation or the Executive’s ability to carry out his obligations under this Agreement or (E) the Executive’s non-compliance with the provisions of paragraph 2(b) hereof after notice thereof from the Employers to the Executive and a reasonable opportunity for the Executive to cure such non-compliance. Notwithstanding the foregoing, the Employers may not terminate the Executive’s employment hereunder for Cause unless the Executive is given (A) written notice, in accordance with the By-laws of the Employers, of a special meeting of the Boards to consider the termination of the Executive’s employment hereunder for Cause and (B) the opportunity for the Executive to address such special meeting.

                     (ii)      “Permanent Disability” shall mean a physical or mental disability such that the Executive is substantially unable to perform those duties that he would otherwise be expected to continue to perform and the nonperformance of such duties has continued for a period of 240 consecutive days, provided, however, that in order to terminate the Executive’s employment hereunder on account of Permanent Disability, the Employers must provide the Executive with written notice of the Boards’ good faith determination to terminate the Executive’s employment hereunder for reason of Permanent Disability not less than 30 days prior to such termination, which notice shall specify the date of termination. Until the specified effective date of termination by reason of Permanent Disability, the Executive shall continue to receive compensation at the rates set forth in paragraph 3. No termination of the Executive’s employment hereunder because of Permanent Disability shall impair any rights of the Executive under any disability insurance policy maintained by the Employers at the commencement of the aforesaid 240-day period.

           (d)      The Executive shall have the right to terminate his employment hereunder at any time during the Term hereof for Good Reason or in the event a Change in Control occurs. As used herein:

                     (i)      “Good Reason” shall mean (A) the Executive’s Position or the scope of the Executive’s authority, duties or responsibilities as described in this Agreement are materially diminished without the Executive’s written consent, excluding for this purpose any action not taken by the Employers in bad faith and that is remedied by the Employers promptly following written notice thereof from the Executive to the Employers; (B) a material breach by either Employer of its respective obligations to the Executive under this Agreement, which breach is not cured in all material respects to the reasonable satisfaction of the Executive within 30 days (except in the case of a payment default for which the cure period shall be 10 days), in each case following written notice thereof from the Executive to the Employers or (C) any termination of the Executive’s employment hereunder without Cause; and

                     (ii)      “Change in Control” shall mean the first to occur of (A) the acquisition of shares of BVCC by any “person” or “group” (as such terms are used in Rule 13d-3 under the Securities Exchange Act of 1934 as now or hereafter amended) in a transaction or series of transactions that result in such person or group directly or indirectly first owning beneficially more than 50% of BVCC’s Common Stock after the date of this Agreement or (B) the consummation of a merger or other business combination after which the holders of voting capital stock of BVCC do not collectively own 50% or more of the voting capital stock of the entity surviving such merger or other business combination (any of the foregoing being referred to herein as a “Transaction”). A Transaction constituting a Change in Control shall only be deemed to have occurred upon the closing of the Transaction.

           (e)   (i)      If (A) the Employers terminate the Executive’s employment hereunder for any reason other than for Cause and such termination occurs as of a date that is within 270 days preceding or within 180 days after the consummation of a Change in Control (such 270-day period and such 180-day period being hereinafter collectively referred to as a “Change in Control Period”), (B) this Agreement is terminated as a result of the death or Permanent Disability of the Executive effective as of a date within a Change in Control Period, (C) the Executive terminates his employment hereunder for Good Reason effective as of a date within a Change in Control Period or (D) the Executive elects to terminate his employment hereunder within 180 days after the consummation of a Change in Control, the Employers shall pay to the Executive or his estate, provided the Executive or his estate concurrently signs and delivers to the Employers a general release in a form mutually acceptable to the Employers and the Executive, promptly after the event giving rise to such payment occurs an amount equal to the sum of (y) (1) the Executive’s Base Salary (as defined herein) accrued but unpaid through the date the termination of the Executive’s employment hereunder is effective, (2) the Incentive Bonus (as defined herein) payable to the Executive pursuant to paragraph 3(b)(i) for such year which shall be determined by multiplying the average percentage of the Executive’s Base Salary paid to the Executive as an Incentive Bonus for all full years of employment hereunder prior to the year in which the Change in Control occurs by the Executive’s Base Salary on the date of the Change in Control, provided that BVAC is on track to achieve all performance goals for such year and (3) any amount in respect of excise taxes required to be paid to the Executive pursuant to paragraph 1(f), with such payments, rights and benefits described in clauses (y)(1), (y)(2) and (y)(3) hereof being collectively referred to herein as the “Accrued Obligations and (z) a severance payment equal to 2.99 times the sum of (1) the Executive’s annual Base Salary as of the effective date of termination of the Executive’s employment hereunder and (2) the Incentive Bonus payable to the Executive pursuant to paragraph 3(b)(i) for the year in which such termination is effective calculated based on the average percentage for all full years of employment hereunder prior to the year in which such termination occurs.

                     (ii)      If (A) the Employers terminate the Executive’s employment hereunder for any reason other than for Cause effective as of a date that is not within a Change in Control Period or (B) the Executive terminates his employment hereunder for Good Reason effective as of a date that is not within a Change in Control Period, the Employers shall pay the Executive, provided the Executive concurrently signs and delivers to the Employers a general release in a form mutually acceptable to the Employers and the Executive, an amount equal to the sum of (y) the Accrued Obligations and (z) the amount of Base Salary the Executive would have received had he remained employed hereunder for the remainder of the Term.

                     (iii)      If (A) the Employers terminate the Executive’s employment hereunder for Cause, (B) the Executive terminates his employment hereunder for any reason other than Good Reason, his death or Permanent Disability or (C) this Agreement is terminated by the Employers as a result of the death or Permanent Disability of the Executive effective as of a date that is not within a Change in Control Period, the sole obligation of the Employers shall be to pay the Accrued Obligations to the Executive.

                     (iv)      The Employers and the Executive shall each have the right, upon prior written notice delivered to the other on or prior to August 1, 2005, to terminate Executive’s employment without Cause effective as of September 30, 2005. In the event of a termination of the Executive’s employment pursuant to this paragraph 1(e)(iv) that is within a Change in Control Period, the Employers shall pay the Executive, provided the Executive concurrently signs and delivers to the Employers a general release in a form mutually acceptable to the Employers and the Executive, an amount equal to the sum of (y) the Accrued Obligations and (z) a severance payment equal to 2.99 times the sum of (1) the Executive’s annual Base Salary as of the effective date of termination of the Executive’s employment hereunder and (2) the Incentive Bonus payable to the Executive pursuant to paragraph 3(b)(i) for 2004. In the event of a termination of the Executive’s employment pursuant to this Section 1(e)(iv) that is not within a Change in Control Period, the Employers shall pay the Executive, provided the Executive concurrently signs and delivers to the Employers a general release in a form mutually acceptable to the Employers and the Executive, an amount equal to the sum of (y) the Accrued Obligations and (z) the amount of Base Salary the Executive would have received had he remained employed hereunder for one year from the date of the Executive’s termination.

           (f)      In the event that the independent public accountants of either of the Employers or the Internal Revenue Service determines that any payment, coverage or benefit provided to the Executive pursuant hereto is subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) or any successor provision thereof or any interest or penalties incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), the Employers, within 30 days thereafter, shall pay to the Executive, in addition to any other payment, coverage or benefit due and owing hereunder, an amount determined by multiplying the rate of Excise Tax then imposed by Section 4999 by the amount of the “excess parachute payment” received by the Executive, determined without regard to any payments made to the Executive pursuant to this paragraph 1(f), and dividing the product so obtained by the amount obtained by subtracting the aggregate local, state and federal income and FICA and health insurance taxes applicable to the receipt by the Executive of the “excess parachute payment” and taking into account the deductibility for federal income tax purposes of the payment of state and local income taxes thereon (as affected by those provisions of the Code that act to reduce the deductibility of itemized deductions), from the amount obtained by subtracting from 1.00 the rate of Excise Tax then imposed by Section 4999 of the Code, it being the intention of the parties hereto that the Executive’s net after tax position (after taking into account any interest or penalties imposed with respect to such taxes) upon the receipt of the payments provided for by this Agreement be no less advantageous to the Executive than the net after tax position to the

Executive that would have been obtained had Sections 280G and 4999 of the Code not been applicable to such payments. Except as otherwise provided herein, all determinations to be made under this paragraph 1(f) shall be made by tax counsel whose selection shall be reasonably acceptable to the Executive and the Employers and whose fees and costs shall be paid for by the Employers.

           (g)      Any notice of termination of this Agreement by the Employers to the Executive or by the Executive to the Employers shall be given in accordance with the provisions of paragraph 10 hereof.

           (h)      The Employers agree to reimburse the Executive for the reasonable fees and expenses of the Executive’s attorneys and for court and related costs in any proceeding to enforce the provisions of this Agreement in which the Executive is successful on the merits.

     2.    Duties of the Executive.

           (a)      Subject to the ultimate control and discretion of the Boards of the Employers, the Executive shall serve in the Position and perform all duties and services commensurate with the Position. Throughout the Term, the Executive shall perform all duties reasonably assigned or delegated to him under the By-laws of BVAC and BVCC or from time to time by the Boards of the Employers or the Chief Executive Officer of BVCC consistent with the Position. Except for travel normally incidental and reasonably necessary to the business of BVAC and BVCC and the duties of the Executive hereunder, the duties of the Executive shall be performed in the greater Los Angeles, California metropolitan area.

           (b)      The Executive shall devote substantially all of the Executive’s business time and attention to the performance of the Executive’s duties hereunder and, during the term of his employment hereunder, the Executive shall not engage in any other business enterprise that requires any significant amount of the Executive’s personal time or attention, unless granted the prior permission of the Boards. The Boards have approved the Executive’s position as a member and 10%-owner of Battle Advisory Group, LLC. The foregoing provision shall not prevent the Executive’s purchase, ownership or sale of any interest in, or the Executive’s engaging (but not to exceed an average of five hours per week) in, any business that does not compete with the business of BVAC or BVCC or the Executive’s involvement in charitable or community activities, provided, that the time and attention that the Executive devotes to such business and charitable or community activities does not materially interfere with the performance of his duties hereunder and that a material portion of the time devoted by the Executive to charitable or community activities are devoted to charitable or community activities within BVAC’s market area and further provided that such conduct complies in all material respects with applicable policies of BVAC and BVCC.

           (c)      The Executive shall be entitled to six weeks of vacation during each calendar year with full compensation, and to be taken at such time or times, as the Executive and BVAC shall mutually determine. Earned but unused vacation shall be accrued in accordance with BVCC’s vacation policy of 20 hours per month.

     3.    Compensation. For all services to be rendered by the Executive hereunder:

           (a)      Base Salary. The Employers shall pay the Executive a base salary (the “Base Salary”) at a monthly rate of Twenty-Five Thousand Dollars ($25,000), plus such other compensation as may, from time to time, be determined by the Employers. At the end of each fiscal year of the Employers, the Employers shall review the amount of the Executive’s Base Salary, and shall increase such Base Salary for the following year to such amount as the Boards may determine in their discretion. Such Base Salary and other compensation shall be payable in accordance with the Employers’ normal payroll practices as in effect from time to time.

           (b)      Bonus. The Employers agree that the Executive shall be eligible to receive, in accordance in all material respects with applicable policies of BVCC relating to incentive compensation for executive officers, an annual bonus (the “Bonus”) payable in cash, determined as follows:

                     (i)      an annual performance incentive bonus (the “Incentive Bonus”), determined in the discretion of the Boards, of up to 50% of the Executive’s Base Salary, based upon BVAC’s and the Executive’s attainment of performance goals established by the Boards, which Incentive Bonus for 2004 shall be pro-rated based on the fact that the Executive served the Employers for only four months of 2004.

                     (ii)      In the event that BVAC and the Executive exceed all pre-determined performance goals for a calendar year, an annual supplemental bonus (the “Supplemental Bonus”), determined in the discretion of the Boards, of up to 2% of the amount by which BVAC’s pre-tax profit for such calendar year exceeds BVAC’s pre-tax profit for the immediately preceding calendar year. In the case of 2004 only, the Supplemental Bonus shall be determined, in the discretion of the Boards, based upon the amount by which BVAC’s pre-tax profit for 2004 exceeds $6,434,000.

           (c)      Stock Options. Subject to any required stockholder approval, BVCC hereby grants the Executive options (the “Options”) to purchase an aggregate of 50,000 shares of BVCC’s Common Stock at a price per share equal to 100% of the closing price of BVCC’s Common Stock on the New York Stock Exchange on the date of grant (the “Exercise Price”). Of the Options, Options to purchase 5,000 shares shall be incentive stock options and Options to purchase 45,000 shares shall be non-qualified stock options. The Exercise Price of the Options may be reduced from time to time in the discretion of the Board by the per share amount of any cash distribution to BVCC’s stockholders arising from BVCC’s Plan of Partial

Liquidation. The Options shall be subject to the terms and conditions of the BVCC stock option agreement or agreements pursuant to which the Options are granted, and shall have the following other principal terms:

                     (i)      the Options shall become exercisable and be vested, and remain exercisable and vested for a term of five years from and after the Effective Date, in three cumulative installments as follows:

                              (A)      the first installment, consisting of an incentive stock option to purchase 5,000 shares and a non-qualified stock option to purchase 11,667 shares of BVCC’s Common Stock, shall become exercisable from and after first anniversary the Effective Date;

                              (B)      the second installment, consisting of non-qualified stock options to purchase 16,666 shares of BVCC’s Common Stock, shall become exercisable from and after the second anniversary of the Effective Date; and

                              (C)      the third installment, consisting of non-qualified options to purchase 16,666 shares of BVCC’s Common Stock, shall become exercisable from and after the third anniversary of the Effective Date;

                     (ii)      the Options shall become immediately exercisable and shall remain exercisable for the remainder of their term in the event of (A) a Change in Control of BVCC, (B) the sale of all or substantially all of the capital stock or assets of BVAC to a party other than an affiliate of the Employers, but excluding therefrom any securitization of BVAC’s assets, (C) a termination of this Agreement by the Employers without Cause or (D) a termination of this Agreement by the Executive for Good Reason;

                     (iii)      the Options shall terminate immediately in the event of (A) a termination of this Agreement by the Employers for Cause or (B) a termination of this Agreement by the Executive without Good Reason;

                     (iv)      the Options shall remain exercisable until the earlier of the expiration of their term or three years after the termination of this Agreement by the Employers because of the Executive’s death or Permanent Disability and the Options shall become immediately exercisable if such termination occurs during the 270 days preceding consummation of a Change in Control;

                     (v)      in the event that after the Effective Date the outstanding shares of BVCC Common Stock subject to the Options are increased or decreased or changed into or exchanged for a different number or kind of shares of BVCC or other securities of BVCC or of another corporation by reason of a reorganization, merger, consolidation, reclassification, stock split, reverse stock split, stock dividend or combination of shares of Common Stock, the Board of Directors of BVCC shall make an appropriate and equitable adjustment in the number and kind of shares as to which the Options or portion thereof then unexercised shall be exercisable and in the Exercise Price. Such adjustment in the Options shall be made without any change in the total price applicable to the unexercised portion of the Options, except for any change in the aggregate price resulting from rounding-off of share amounts or prices, and with any necessary corresponding adjustment in the Exercise Price.

           (d)      Other Benefits. Throughout the Term:

                     (i)      The Employers shall provide the Executive with an automobile at the Employers’ sole cost and expense. Such automobile shall be owned or leased by BVCC or BVAC. The Employers shall bear all gas, insurance, repairs, maintenance, car telephone and other business operating expenses for the automobile.

                     (ii)      In connection with his relocation to the greater Los Angeles area, the Executive shall be entitled to receive: (A) reimbursement of all reasonable expenses for housing and needs for the first month of the Executive’s employment and (B) commencing with the second month of the Executive’s employment, $3,000 per month (grossed-up for taxes) for temporary housing in the greater Los Angeles area for the lesser of twelve months or the date on which the Executive takes possession of a purchased residence in the greater Los Angeles area; provided, however, that upon expiration of such twelve-month period, the Compensation Committee of BVCC may consider an extension of the temporary housing allowance if so requested by the Executive.

                     (iii)      The Employers shall reimburse the Executive for the cost of not more than twelve first-class airfares for the Executive and Executive’s immediate family between Texas and California.

                     (iv)      Commencing on the first day of the month following the Effective Date, the Executive shall be eligible to participate in BVCC’s 401(k) plan in accordance with the terms and conditions thereof as the same are in effect from time to time. Commencing on the first anniversary of the Effective Date, BVCC will annually match 50% of the Executive’s contribution to the 401(k) plan up to 6% of the Executive’s Base Salary.

                     (v)      During the first 90 days of the Executive’s employment, the Employers will reimburse the Executive for COBRA health insurance premiums paid by the Executive for himself and his family. If the Executive elects not to participate in the Employer’s health insurance plans, the Employers will pay the Executive $450 per month to defray the cost of health insurance coverage.

                     (vi)      If the Executive sells his current primary residence in Texas and purchases a primary residence in the Los Angeles metropolitan area, the Employers will reimburse the Executive for his actual and reasonably documented costs of his relocation to the Los Angeles metropolitan area and the costs of selling his current primary residence in

Texas and of purchasing a new primary residence in the Los Angeles metropolitan area, exclusive of the purchase price thereof and costs related to obtaining financing of such purchase price. The Employers will also reimburse the Executive for any amount by which the fair market sale price of the Executive’s current primary residence in Texas is less than the sum of the purchase price the Executive paid for such residence and any reasonably documented capital improvements to such residence.

                     (vii)      The Employers will reimburse the Executive for the membership dues of a social club in Southern California in such amount as is mutually agreed.

                     (viii)      The compensation provided for in this paragraph 3 shall be in addition to such rights as the Executive may have, during the Executive’s employment hereunder, to participate in and receive benefits from or under any benefit plans the Employers currently maintain or may in their discretion establish in the future for their employees or executives. To the extent any of such benefits are taxable to the Executive, the Executive shall be solely responsible for such taxes.

           (e)      BVCC Board Membership. BVCC acknowledges that it intends to recommend to the Nominating Committee of BVCC’s Board of Directors that it nominate the Executive for election as a director of BVCC at BVCC’s April 2005 annual meeting of stockholders.

     4.    Expenses. The Employers shall promptly reimburse the Executive for all reasonable expenses paid or incurred by the Executive in connection with the performance of the Executive’s duties and responsibilities hereunder, upon presentation of expense vouchers or other appropriate documentation therefor, and all reasonable professional expenses, such as licenses and dues and professional educational expenses, paid or incurred by the Executive during the Term.

     5.    Indemnification. Notwithstanding anything in the Employers’ certificate of incorporation or their By-laws to the contrary, the Executive shall at all times during his employment by the Employers, and thereafter, be indemnified by the Employers to the fullest extent permitted by applicable law for any matter in any way relating to the Executive’s affiliation with the Employers and their respective subsidiaries; provided, however, that if the Executive’s employment shall have been terminated by the Employers for Cause, then the Employers shall have no obligation whatsoever to indemnify the Executive for any claim arising out of the matter for which his employment shall have been terminated for Cause or for any conduct of the Executive not within the scope of the Executive’s duties under this Agreement.

     6.    Confidential Information. The Executive understands that in the course of his employment by the Employers the Executive will receive confidential information concerning the business of the Employers and that the Employers desire to protect. The Executive agrees that he will not at any time during or after the period of his employment by the Employers reveal to anyone outside BVAC or BVCC, or use for his own benefit, any such information that has been designated as confidential by the Employers or understood by the Executive to be confidential without specific written authorization by the Employers. Upon termination of this Agreement, and upon the request of the Employers, the Executive shall promptly deliver to the Employers any and all written materials, records and documents, including all copies thereof, made by the Executive or coming into his possession during the Term and retained by the Executive containing or concerning confidential information of the Employers and all other written materials furnished to and retained by the Executive by the Employers for his use during the Term, including all copies thereof, whether of a confidential nature or otherwise.

     7.    Representation and Warranty of the Executive. The Executive represents and warrants that he is not under any obligation, contractual or otherwise, to any other firm or corporation, which would prevent his entry into the employ of the Employers or his performance of the terms of this Agreement.

     8.    Entire Agreement; Amendment. This Agreement contains the entire agreement between the Employers and the Executive with respect to the subject matter hereof, and may not be amended, waived, changed, modified or discharged except by an instrument in writing executed by the parties hereto.

     9.    Assignability. This Agreement shall be binding upon, and inure to the benefit of, the Employers and their successors and assigns. This Agreement shall not be assignable by the Executive, but shall inure to the benefit of the Executive’s heirs, executors, administrators and legal representatives.

     10.    Notice. Any notice that may be given hereunder shall be in writing and be deemed given when hand delivered and acknowledged or, if mailed, one day after mailing by registered or certified mail, return receipt requested, or if delivered by an overnight delivery service, one day after the notice is delivered to such service, to either party hereto at their respective addresses stated above, or at such other address as either party may by similar notice designate. Copies of such notices also shall be sent to the Employers attention: General Counsel, 1840 Gateway Drive, San Mateo, California 94404 and to the Executive’s counsel, attention: _______________________________________.

     11.    Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of paragraph 6 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of paragraph 6 and to enforce specifically the terms and provisions of paragraph 6 hereof, this being in addition to any other remedy to which any party is entitled at law or in equity.

     12.    No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to confer upon any person or entity other than the parties (and the Executive’s heirs, executors, administrators and legal representatives) any rights or remedies of any nature under or by reason of this Agreement.

     13.    Successor Liability. The Employers shall require any subsequent successor, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all of the business or assets of the Employers to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Employers would be required to perform it if no such succession had taken place.

     14.    Mitigation. The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Agreement be reduced by any compensation earned by the Executive as the result of employment by another employer or by retirement benefits payable after the termination of this Agreement, except that the Employers shall not be required to provide the Executive and his eligible dependents with medical insurance coverage as long as the Executive and his eligible dependents are receiving comparable medical insurance coverage from another employer.

     15.    Arbitration. Any dispute that may arise between the parties hereto, including, without limitation, any dispute arising out of or relating to this Agreement, shall be submitted to binding arbitration in accordance with the Rules of the American Arbitration Association, except for any dispute excluded from arbitration by law; provided that any such dispute shall first be submitted to the Boards in an effort to resolve such dispute without resort to arbitration, and provided, further, that the Boards shall have a period of 60 days within which to respond to the Executive’s submitted dispute, and if the Boards fail to respond within said time, or the Executive’s dispute is not resolved, the matter shall then be submitted for arbitration. The results of any arbitration pursuant to this Agreement shall be final and binding on the parties hereto.

     16.    Waiver of Breach. The failure at any time to enforce or exercise any right under any of the provisions of this Agreement or to require at any time performance by the other parties of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect either the validity of this Agreement or any part hereof, or the right of any party hereafter to enforce or exercise its rights under each and every provision in accordance with the terms of this Agreement.

     17.    No Attachment. Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge or hypothecation or to execution, attachment, levy or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect; provided, however, that nothing in this paragraph 17 shall preclude the assumption of such rights by executors, administrators or other legal representatives of the Executive or his estate and their assigning any rights hereunder to the person or persons entitled hereto.

     18.    Severability. The invalidity or unenforceability of any term, phrase, clause, paragraph, restriction, covenant, agreement or other provision hereof shall in no way affect the validity or enforceability of any other provision, or any part thereof, but this Agreement shall be construed as if such invalid or unenforceable term, phrase, clause, paragraph, restriction, covenant, agreement or other provision had never been contained herein unless the deletion of such term, phrase, clause, paragraph, restriction, covenant, agreement or other provision would result in such a material change as to cause the covenants and agreements contained herein to be unreasonable or would materially and adversely frustrate the objectives of the parties as expressed in this Agreement.

     19.    Survival of Benefits. Any provision of this Agreement that provides a benefit to the Executive and that by the express terms hereof does not terminate upon the expiration of the Term shall survive the expiration of the Term and shall remain binding upon the Employers until such time as such benefits are paid in full to the Executive or his estate.

     20.    Construction. This Agreement shall be governed by and construed in accordance with the internal laws of the State of California, without giving effect to principles of conflict of laws. All headings in this Agreement have been inserted solely for convenience of reference only, are not to be considered a part of this Agreement and shall not affect the interpretation of any of the provisions of this Agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

BAY VIEW CAPITAL CORPORATION
By:	/s/ John Okubo Name: John Okubo Title: Executive Vice President and CFO
BAY VIEW ACCEPTANCE CORPORATION
By:	/s/ John Okubo Name: John Okubo Title: Executive Vice President and CFO
/s/ P.K. Chatterjee P.K. Chatterjee

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